Exhibit 99.1

Skechers Announces FIRST quarter 2023 Financial Results and record quarterly sales of $2 Billion

LOS ANGELES, CA – April 27, 2023 – Skechers U.S.A., Inc. (“Skechers” or the “Company”) (NYSE:SKX), The Comfort Technology CompanyTM and a global footwear leader, today announced financial results for the first quarter ended March 31, 2023.

First Quarter Highlights

•	Record quarterly sales of $2.00 billion, a year-over-year increase of 10.0%
•	Direct-to-Consumer sales grew 24.5%
•	Inventory decrease of $315.8 million or 17.4% from December 31, 2022
•	Diluted earnings per share of $1.02
•	Announces planned acquisition of Scandinavian distributor

“Our first quarter 2023 marks a new milestone with quarterly sales of over $2 billion. The 10%, or $182 million, sales increase was the result of broad strength in most markets globally, including regional sales improvements of 21% in both EMEA and APAC, which includes growth of 3% in China,” began David Weinberg, Chief Operating Officer of Skechers. “With an increase of 24.5% worldwide, Direct-to-Consumer performed particularly well due to the improved inventory availability in stores and strong demand for our fresh comfort product offering. Our record sales, expanded gross margins of 48.9% and meaningfully improved inventory levels are an indication of the strength of our comfort technology products and impactful marketing worldwide. We continue to build efficiencies and expand our distribution capabilities around the globe to meet the demand for the comfort, innovation, style, and quality that Skechers consumers want. With plans to reach $10 billion in annual sales by 2026, we couldn’t be more positive about the many meaningful growth opportunities we see ahead.”

“Skechers takes a global product and people first approach to our business. Everything we do as an organization is with the priority of delivering the best and most comfortable products to meet nearly every footwear need. This is why we are the leading walking and work brand, why we’ve made comfort a must in every pair of our shoes, and why we continue to innovate, whether it’s through our kids lighted styles, performance pickleball footwear, golf footwear worn by major tournament winners, or Skechers Hands Free Slip-ins for consumers of all ages,” added Robert Greenberg, Chief Executive Officer of Skechers. “We never stop innovating and improving to meet the needs of our consumers. And we ensure Skechers remains top of mind through our marketing campaigns – whether it’s Snoop Dogg and Martha Stewart in this year’s Super Bowl, digital campaigns starring our talented roster of ambassadors, pickleball tournaments sponsorships, or store windows around the world. We’re expanding the opportunities for consumers to experience Skechers globally – be it at one of our more than 4,500 retail locations, Skechers e-commerce sites, or through the vast network of third-party retailers that carry our products. None of this would be possible without the global infrastructure and talented teams that we have in place. This year will bring challenges as certain markets wrestle with inventory backlogs, but I continue to believe that the trust and respect I have for this organization and the trust the consumers place in Skechers will result in another strong year for the brand.”

First Quarter 2023 Financial Results

	Three Months Ended March 31,		Change
(in millions, except per share data)	2023	2022	$	%
Sales	$2,001.9	$1,819.6	182.3	10.0
Gross profit	978.6	824.2	154.4	18.7
Gross margin	48.9%	45.3%		360	bps
Operating expenses	755.0	648.3	106.7	16.5
As a % of sales	37.7%	35.6%		210	bps
Earnings from operations	223.6	175.9	47.7	27.1
Operating margin	11.2%	9.7%		150	bps
Net earnings	160.4	121.2	39.2	32.4
Diluted earnings per share	$1.02	$0.77	0.25	32.5

First quarter sales increased 10.0% as a result of a 21.1% increase internationally and a 4.8% decrease domestically. Both segments experienced growth, with Direct-to-Consumer increasing 24.5% and Wholesale increasing 3.5%. On a constant currency basis, sales increased 13.3%.

Wholesale sales growth of $43.3 million, or 3.5%, which includes increases in EMEA of 20.1% and APAC of 24.1%, partially offset by a decrease in AMER of 13.2%. Wholesale average selling price increased 5.3% and volume decreased 1.9%.

Direct-to-Consumer sales growth of $139.0 million, or 24.5%, which includes increases in AMER of 28.6%, APAC of 17.9%, and EMEA of 29.5%. Direct-to-Consumer volume increased 27.2% and average selling price decreased 2.2%.

Gross margin was 48.9%, an increase of 360 basis points, due to higher average selling prices in Wholesale and a greater mix of Direct-to-Consumer sales.

Operating expenses increased $106.7 million, or 16.5%, and as a percentage of sales increased 210 basis points to 37.7%. Selling expenses increased $20.4 million, or 18.8%, and as a percentage of sales increased 50 basis points to 6.4%. The increase was due to higher brand demand creation expenditures. General and administrative expenses increased $86.4 million, or 16.0%, and as a percentage of sales increased 160 basis points to 31.3%. Increased expenses were primarily driven by labor, warehouse and distribution expenses, and increased facility costs, including rent and depreciation.

Earnings from operations increased $47.7 million, or 27.1%, to $223.6 million.

Net earnings were $160.4 million and diluted earnings per share were $1.02 compared with prior year net earnings of $121.2 million and diluted earnings per share of $0.77.

In the first quarter, the Company’s effective income tax rate was 18.5%.

“This was another record quarter for Skechers on both the top and bottom line. With broad-based strength globally, our consumers continue to seek out our brand for its compelling product assortment and attractive value proposition,” stated John Vandemore, Chief Financial Officer of Skechers. “We significantly grew our Direct-to-Consumer business and moderated our inventory level, overcoming continued challenges in the domestic wholesale market. We also saw encouraging early signs of a robust recovery in China. We remain confident in our strategy and our ability to achieve $10 billion in sales by 2026.”

Balance Sheet

Cash, cash equivalents and investments totaled $930.3 million, an increase of $141.9 million, or 18.0% from December 31, 2022, primarily due to operating cash flow, partially offset by capital expenditures of $71.2 million and the completion of $30.0 million of share repurchases in the first quarter of 2023.

Inventory was $1.50 billion, a decrease of $315.8 million or 17.4% from December 31, 2022. Inventory levels decreased in AMER, EMEA, and APAC.

Share Repurchase

During the first quarter, the Company repurchased approximately 676,000 shares of its Class A common stock at a cost of $30.0 million. At March 31, 2023, approximately $395.7 million remained available under the Company’s share repurchase program.

Outlook

For the second quarter of 2023, the Company believes it will achieve sales between $1.85 billion and $1.90 billion and diluted earnings per share of between $0.40 and $0.50. Further, the Company believes that for the fiscal year 2023, it will achieve sales between $7.9 billion and $8.1 billion and diluted earnings per share of between $3.00 and $3.20.

Store Count

	Number of Stores
	December 31, 2022	Opened	Closed	March 31, 2023
Domestic stores	539	13	(4)	548
International stores	905	43	(21)	927
Distributor, licensee and franchise stores	3,093	108	(127)	3,074
Total Skechers stores	4,537	164	(152)	4,549

First Quarter 2023 Conference Call

The Company will host a conference call today at 4:30 p.m. ET / 1:30 p.m. PT to discuss its first quarter 2023 financial results. The call can be accessed on the Investor Relations section of the Company’s website at investors.skechers.com. For those unable to participate during the live broadcast, a replay will be available beginning April 27, 2023, at 7:30 p.m. ET, through May 11, 2023, at 11:59 p.m. ET. To access the replay, dial 844-512-2921 (U.S.) or 412-317-6671 (International) and use passcode: 13737456.

About Skechers U.S.A., Inc.

Skechers U.S.A., Inc., The Comfort Technology Company™ based in Southern California, designs, develops and markets a diverse range of lifestyle and performance footwear, apparel and accessories for men, women and children. The Company’s collections are available in approximately 180 countries and territories through department and specialty stores, and direct to consumers through digital stores, and over 4,500 Company- and third-party-owned physical retail stores. The Company manages its international business through a network of wholly-owned subsidiaries, joint venture partners, and distributors. For more information, please visit about.skechers.com and follow us on Facebook, Instagram, Twitter and TikTok.

Reference in this press release to “Sales” refers to Skechers’ net sales reported under GAAP. This announcement contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may include, without limitation, Skechers’ future domestic and international growth, financial results and operations including expected net sales and earnings, its development of new products, future demand for its products, its planned domestic and international expansion, opening of new stores and additional expenditures, and advertising and marketing initiatives. Forward-looking statements can be identified by the use of forward-looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include the disruption of business and operations due to the COVID-19 pandemic; delays or disruptions in our supply chain; international economic, political and market conditions including the effects of inflation and foreign currency exchange rate fluctuations around the world, the challenging consumer retail markets in the United States and the impact of Russia’s invasion of Ukraine; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers; decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers, especially in the highly competitive performance footwear market; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in Skechers’ annual report on Form 10-K for the year ended December 31, 2022. Taking these and other risk factors associated with the COVID-19 pandemic into consideration, the dynamic nature of these circumstances means that what is stated in this press release could change at any time, and as a result, actual results could differ materially from those contemplated by such forward-looking statements. The risks included here are not exhaustive. Skechers operates in a very competitive and rapidly changing environment. New risks emerge from time to time and we cannot predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

Investor Relations

Eunice Han

investors@skechers.com

Press

Jennifer Clay

jennc@skechers.com

SKECHERS U.S.A., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	As of	As of
(in thousands)	March 31, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$760,040	$615,733
Short-term investments	89,507	102,166
Trade accounts receivable, net	1,052,687	848,287
Other receivables	82,948	86,036
Inventory	1,502,247	1,818,016
Prepaid expenses and other	222,556	176,035
Total current assets	3,709,985	3,646,273
Property, plant and equipment, net	1,377,588	1,345,370
Operating lease right-of-use assets	1,239,222	1,200,565
Deferred tax assets	461,614	454,190
Long-term investments	80,743	70,498
Goodwill	93,497	93,497
Other assets, net	81,822	83,094
Total non-current assets	3,334,486	3,247,214
TOTAL ASSETS	$7,044,471	$6,893,487
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$892,057	$957,384
Accrued expenses	269,225	294,143
Operating lease liabilities	247,411	238,694
Current installments of long-term borrowings	100,469	103,184
Short-term borrowings	30,471	19,635
Total current liabilities	1,539,633	1,613,040
Long-term operating lease liabilities	1,092,711	1,063,672
Long-term borrowings	230,275	216,488
Deferred tax liabilities	8,722	8,656
Other long-term liabilities	126,835	120,045
Total non-current liabilities	1,458,543	1,408,861
Total liabilities	2,998,176	3,021,901
Stockholders’ equity
Preferred Stock	—	—
Class A Common Stock	134	134
Class B Common Stock	20	21
Additional paid-in capital	383,540	403,799
Accumulated other comprehensive loss	(80,217)	(84,897)
Retained earnings	3,411,374	3,250,931
Skechers U.S.A., Inc. equity	3,714,851	3,569,988
Noncontrolling interests	331,444	301,598
Total stockholders' equity	4,046,295	3,871,586
TOTAL LIABILITIES AND EQUITY	$7,044,471	$6,893,487

SKECHERS U.S.A., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings

(Unaudited)

	Three Months Ended March 31,
(in thousands, except per share data)	2023	2022
Sales	$2,001,928	$1,819,594
Cost of sales	1,023,349	995,431
Gross profit	978,579	824,163
Operating expenses
Selling	128,560	108,209
General and administrative	626,442	540,050
Total operating expenses	755,002	648,259
Earnings from operations	223,577	175,904
Other income (expense)	9,923	(5,746)
Earnings before income taxes	233,500	170,158
Income tax expense	43,216	33,992
Net earnings	190,284	136,166
Less: Net earnings attributable to noncontrolling interests	29,841	14,943
Net earnings attributable to Skechers U.S.A., Inc.	$160,443	$121,223
Net earnings per share attributable to Skechers U.S.A., Inc.
Basic	$1.03	$0.78
Diluted	$1.02	$0.77
Weighted-average shares used in calculating net earnings per share attributable to Skechers U.S.A., Inc.
Basic	155,140	155,996
Diluted	156,755	157,448

SKECHERS U.S.A., INC. AND SUBSIDIARIES

Supplemental Financial Information

(Unaudited)

Segment Information

	Three Months Ended March 31,		Change
(in millions)	2023	2022	$	%
Wholesale sales	$1,294.6	$1,251.3	43.3	3.5
Gross profit	512.0	455.0	57.0	12.5
Gross margin	39.6%	36.4%		320	bps

Direct-to-Consumer sales	$707.3	$568.3	139.0	24.5
Gross profit	466.6	369.2	97.4	26.4
Gross margin	66.0%	65.0%		100	bps

Total sales	$2,001.9	$1,819.6	182.3	10.0
Gross profit	978.6	824.2	154.4	18.7
Gross margin	48.9%	45.3%		360	bps

Additional Sales Information

	Three Months Ended March 31,		Change
(in millions)	2023	2022	$	%
Geographic sales
Domestic
Wholesale	$441.9	$538.6	(96.7)	(17.9)
Direct-to-Consumer	299.0	239.4	59.6	24.9
Total domestic sales	740.9	778.0	(37.1)	(4.8)

International
Wholesale	852.6	712.8	139.8	19.6
Direct-to-Consumer	408.4	328.8	79.6	24.2
Total international sales	1,261.0	1,041.6	219.4	21.1

Total sales	$2,001.9	$1,819.6	182.3	10.0

Regional sales
Americas (AMER)	$945.9	$946.9	(1.0)	(0.1)
Europe, Middle East & Africa (EMEA)	534.5	441.2	93.3	21.1
Asia Pacific (APAC)	521.5	431.5	90.0	20.9
Total sales	$2,001.9	$1,819.6	182.3	10.0

China sales	$282.0	$273.0	9.0	3.3

Distributor sales	$103.9	$97.0	6.9	7.2

SKECHERS U.S.A., INC. AND SUBSIDIARIES

Reconciliation of GAAP Earnings Financial Measures to Corresponding Non-GAAP Financial Measures

(Unaudited)

Constant Currency Adjustment (Non-GAAP Financial Measure)

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of period-over-period fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the Company’s performance. We calculate constant currency percentages by converting our current period local currency financial results using the prior-period exchange rates and comparing these adjusted amounts to our prior period reported results.

	Three Months Ended March 31,
	2023			2022	Change
(in millions, except per share data)	Reported GAAP Measure	Constant Currency Adjustment	Adjusted for Non-GAAP Measures	Reported GAAP Measure	$	%
Sales	$2,001.9	$59.3	$2,061.2	$1,819.6	241.6	13.3
Cost of sales	1,023.3	34.5	1,057.8	995.4	62.4	6.3
Gross profit	978.6	24.8	1,003.4	824.2	179.2	21.7
Operating expenses	755.0	18.1	773.1	648.3	124.8	19.3
Earnings from operations	223.6	6.7	230.3	175.9	54.4	30.9
Other income (expense)	9.8	(12.8)	(3.0)	(5.8)	2.8	48.3
Income tax expense	43.2	1.4	44.6	34.0	10.6	31.3
Less: Noncontrolling interests	29.8	1.7	31.5	14.9	16.6	111.1
Net earnings	$160.4	$(9.2)	$151.2	$121.2	30.0	24.7
Diluted earnings per share	$1.02	$(0.06)	$0.96	$0.77	0.19	24.7